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                                  HemaSure Inc.
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                (Name of Registrant as Specified in Its Charter)

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



      On February 5, 2001, HemaSure Inc. issued the following press release:

                                  PRESS RELEASE

Whatman plc Agrees to Acquire Assets of HemaSure and Pay Royalties on Sales of Filtration Products

      MARLBOROUGH,  Mass.,  Feb. 5  /PRNewswire/  -- HemaSure Inc. (OTC Bulletin
Board: HMSR), a developer and supplier of blood filtration technologies, announced today the signing of an asset purchase agreement with Whatman plc (London Stock Exchange: WHM). Under terms of the agreement, Whatman has agreed to purchase HemaSure's assets, except for cash, cash equivalents and marketable securities, and assume the liabilities of the Company, with certain exceptions as defined in the agreement. The purchase price consists of $10 million in cash, plus cash or an amount of Whatman's common stock which effectively covers the net change in cash from the ongoing operations of HemaSure's business from November 1, 2000 through the date of closing the agreement, which is currently anticipated to be approximately $3 million. In connection with the asset acquisition agreement, Whatman has agreed to pay HemaSure a royalty on sales of filtration products utilizing the technology Whatman is acquiring, up to a total royalty of $12 million, subject to certain reductions as defined in the Royalty Agreement, which include the offset of certain potential liabilities associated with HemaSure's patent litigation that Whatman has assumed. Whatman will retain all of HemaSure's personnel associated with the acquired business. Closing of the transaction is subject to the satisfactory completion of certain conditions as defined in the agreement, including the approval of HemaSure's shareholders. The transaction is expected to close during the first quarter of 2001.

      HemaSure has been marketing a blood filtration device, the r\LS(R) Red Blood Cell Filtration System, since May 1999. On September 25, 2000, its largest customer, the American Red Cross (ARC), cancelled its supply contract with HemaSure because of a small number of adverse reactions to r\LS filtered blood. In addition, in November 2000, Gambro BCT terminated its distribution and development agreement with HemaSure.

      Upon closing of the agreement with Whatman, HemaSure is expected to have approximately $17.5 million in a combination of cash, cash equivalents, marketable securities and Whatman stock. In that regard, HemaSure is in the preliminary stages of considering various strategic business combinations and other transactions with a view toward further enhancing stockholder value following the consummation of the sale of its assets and business to Whatman.

      "After much discussion and review of our options, we felt that the agreement with Whatman and preservation of our cash and public corporate existence was the most effective way, given all of the circumstances involved, to maximize the potential return for our shareholders," stated Timothy J. Barberich, Chairman of the Board of HemaSure.

ABOUT WHATMAN, PLC
------------------

Whatman, plc is an international leader in separations technology and focuses its business on specific segments of the analytical and healthcare markets. Whatman has over 20 business locations in ten countries and employs in excess of 1,000 people worldwide.


HEMASURE INC. -- COMMITTED TO EVERY DROP
----------------------------------------

      HemaSure Inc. develops and delivers innovative filtration technologies designed to help meet today's increasing demand for safer, more reliable blood supply. In light of this recent corporate development, the Company has suspended the use of its registration statement and related prospectus, effective immediately, relating to the resale of shares of its common stock by certain selling stockholders.

      Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements include, but are not limited to those relating to the completion of the acquisition of HemaSure's assets and prospects for HemaSure following the sale of its assets to Whatman. Information on the potential factors that could affect the Company's actual results of operations are included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 1999. SOURCE HemaSure Inc.

CONTACT: James B. Murphy, Senior Vice President, Chief Financial Officer